Exhibit 3.2
                              ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                            O2 SECURE WIRELESS, INC.

     Pursuant to the provisions of Georgia Business Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is O2 Secure Wireless, Inc.

2. The following amendments were adopted by the shareholders of the corporation on October 29, 2003 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code by unanimous consent as permitted by
     Section 14-2-704(a) of the Georgia Business Corporation Code:

                                   "ARTICLE 2

     The corporation is organized for profit pursuant to the provisions of the Georgia Business Corporation Code, and may engage in all business permitted by applicable law.

                                    ARTICLE 3

     3.1  The corporation has the authority to issue not more than:

     (a) Fifty Million (50,000,000) shares of common voting stock, no par value per share;

     (b) Ten Million (10,000,000) shares of preferred stock, no par value per share ("Preferred Stock"), which may be issued in series by the Board of Directors as hereinafter provided.

     3.2 Shares of Preferred Stock may be issued from time to time in one or more series. Preferred Stock shall have voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, non-cumulative, or partially cumulative dividends as the Board of Directors may fix and determine in issuing such stock. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

     i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

     ii) the rate of dividend payable on shares of such series, the times of payment of the dividends, whether dividends shall be cumulative, conditions upon which and the date from which such dividends shall be accumulated on all shares of such series, and whether arrearages on the payment of dividends will bear interest;

     iii) the time or times when and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or the redemption of such shares;

     iv) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the corporation or a sale, lease, or conveyance of all or part of the assets of the corporation;

     v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such series for, shares of common stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

     vi) the voting rights of shares of such series or absence thereof and the extent of such voting rights, if any.

                                    ARTICLE 4

     4.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct of a knowing violation of law, (iii) of the types set forth in O.C.G.A. ss.14-2-832, or (iv) for any transaction from which the director derived an improper personal benefit.

     4.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

     4.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

     4.4 In the event that any of the provisions of this Article (including within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                    ARTICLE 5

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, in accordance with the laws of the State of Georgia, and to the full extent permitted by said laws except as the bylaws of the corporation may otherwise provide. Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, including insurance purchased and maintained by the corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                    ARTICLE 6

     Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records."

3. The amendments do not provide for the exchange, reclassification or cancellation of any issued shares, or for a change in the stated capital of the corporation.

     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by a duly authorized officer on this 29 day of October, 2003.

                                            O2 SECURE WIRELESS, INC.

                                             /s/ Keith A. Greaves
                                             ----------------------------
                                             By: Keith A. Greaves, Secretary